EXHIBIT 10.36

EIGHTH AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Chief Executive Officer to adopt amendments to the American Express Retirement Restoration Plan (the “Plan”), so long as such amendments do not pertain to an executive officer or involve an estimated annual impact to the Company’s P&L statement in excess of $5 million at the time of approval;

WHEREAS, pursuant to his delegation powers, the Chief Executive Officer of the Company has authorized the Senior Vice President of Human Resources, Global Compensation and Benefits, to amend the Retirement Restoration Plan so long as such amendments do not pertain to an executive officer or involve an estimated annual impact to the Company’s P&L statement of $1 million or greater;

WHEREAS, pursuant to its delegation powers, the CBC has authorized the Senior Vice President, Global Compensation & Benefits of the Company generally to make administrative amendments to the Plan as he shall deem reasonably necessary or appropriate; and

WHEREAS, the undersigned Senior Vice President, Global Compensation & Benefits deems it reasonably necessary and appropriate to amend the American Express Retirement Restoration Plan (the “Plan”) in order to accommodate continued participation by employees (none of whom is an executive officer) affected by the establishment of a proposed joint venture of the Company’s Global Business Travel business and to reflect changes for open enrollment under the Plan for subsequent years; now

THEREFORE, the Plan is hereby amended as set forth below:

1. Effective for Deferral Elections filed on or after January 1, 2014, Section 6.5(a) of the Plan is amended to read as follows:

(a) Time of Deferral Election. An eligible Employee for a Plan Year who wants to participate in the Plan with respect to Deferral Benefits for a Plan Year must make an irrevocable Deferral Election for the Plan Year on or before the third Friday of the December preceding the Plan Year, or as of such other deadline as the Administrator may establish (but in all events prior to the beginning of such Plan Year); provided, however, that an Employee permitted under Section 6.2 to make a mid-year Deferral Election for the Plan Year in which he or she becomes eligible to participate may make a Deferral Election by the deadline established under that Section (or by such earlier deadline as may be established by the Administrator).

2. A new Schedule E is added to and made a part of the Plan to read as follows, effective January 1, 2014 but provided that this Schedule shall have no practical impact until and unless the Global Business Travel business is made part of a joint venture as described therein:

SCHEDULE E

American Express Global Business Travel Divestiture

Effective upon the establishment of the proposed joint venture involving the Global Business Travel business (as it may be defined in one or more documents governing the joint venture) (the “Business”), this Schedule shall govern Plan participation by individuals who are Participants in this Plan and who as of or after the establishment of the Business are or become employees of one or more entities forming part of the Business under circumstances in which the documents governing the Business obligate the Business to provide such individuals with benefits comparable to those offered by the Company for some period of time (a “Business Employee”). In the event of any conflict between this Schedule E and other provisions of the Plan, this Schedule shall control for Business Employees; provided, however, that nothing in this Schedule shall affect the time of payment, form of payment or amount of benefits accrued prior to the date this Schedule becomes applicable to a Participant, or the Participant’s other rights and obligations with respect to such benefits.

ARTICLE 1

CONTINUED PARTICIPATION

Section 1.1 Eligibility to Participate. A Business Employee may continue to participate in this Plan during such period as may be established under the documents governing the Business as the period during which the Business Employee will receive benefits comparable to those offered by the Company.

(a) In order to be entitled to participate, the Business Employee must have been a Participant in the Plan immediately prior to the establishment of the Business (or, if later, the date the employee became a Business Employee) (in either case, the Business Employee’s “Transition Date”), or must have been offered the opportunity to enroll prior to his or her Transition Date and must either have enrolled in the Plan prior to the Transition Date or after the Transition Date but prior to the enrollment deadline that would have applied if the Business Employee had remained an Employee of the Company.

(b) The Administrator retains the discretion to decline to permit continued participation by any Business Employee, so long as such exclusion does not cause a violation of Section 409A.

(c) Participation under this Schedule is intended to be limited to a select group of management or highly compensated employees, so as to maintain the qualification of the Plan as a “top-hat” plan for purposes of ERISA.

Section 1.2 Termination of Participation. A Business Employee’s ability to continue to make and receive contributions under the Plan will terminate as of the earlier of:

(a) The date the Business Employee has a Separation from Service from the Business (or such later date as is required by Section 409A), provided that an individual who is rehired prior to termination of participation under paragraph (b) below may resume participation in accordance with the terms of the Plan, this Schedule and Section 409A;

(b) The later of the following dates (which dates and hence the applicable time of termination of participation may differ for different types of contributions):

(i) The end of the period during which comparable benefits are required under the documents governing the Business; or

(ii) The date cessation of contributions is permissible under Section 409A.

Section 1.3 Change of Status. An individual who was a Business Employee but who again becomes an Employee of the Company will cease to have participation in the Plan governed by this Schedule, except for benefits attributable to his or her time as a Business Employee, and provided that this change in status will not invalidate any elections filed as a Business Employee.

ARTICLE 2

CONTRIBUTIONS

Section 2.1 Deferral Benefits. Deferral Benefits will be deducted from each participating Business Employee’s Base Salary and Incentive Pay in accordance with the Business Employee’s timely filed Deferral Election and the following rules:

(a) The term “Base Salary” shall be deemed to include amounts paid by the Business that correspond on the relevant payroll system to amounts which would be “Base Salary” if paid by the Company to an Employee, determined in compliance with applicable law.

(b) The term “Incentive Pay” shall be deemed to include amounts paid by the Business that correspond on the relevant payroll system to amounts which would be “Incentive Pay” if paid by the Company to an Employee, determined in compliance with applicable law.

(c) For purposes of determining whether any Deferral Election that takes effect after the Participant reaches the Section 401(a)(17) Limitation has been activated, compensation from the Company and the Business will be aggregated unless otherwise required by law.

(d) A Business Employee’s Deferral Elections filed prior to the individual’s becoming a Business Employee shall not be affected by the individual’s change in status to a Business Employee. A Business Employee may not file a new Deferral Election after his or her participation ceases in accordance with Article 1 of this Schedule (without prejudice to the Business Employee’s rights under Article 1 of this Schedule to resume participation and file any appropriate Deferral Elections upon qualifying to do so again).

Section 2.2 Supplemental Benefits. Supplemental Benefits may be allocated to a Business Employee’s RSP-Related Account in such amounts as Amex may determine, in its sole discretion. Without limiting Amex’s discretion under the foregoing, Amex is expressly authorized to take into account amounts paid by the Business when calculating Supplemental Benefits for a Business Employee attributable to periods after the establishment of the Business.

Section 2.3 No Duplication. Nothing herein entitles any Business Employee or other person to duplicative benefits.

Section 2.4 Funding of Benefits. Benefits under the Plan shall at all times be unfunded obligations of the Company, without prejudice to the Company’s right to require the Business to provide it (or any rabbi trust established under the Plan) with such payments as may be agreed between the Company and the Business from time to time. No such agreement may give the Plan, any Participant or any Beneficiary a right to any such funds or to payment of Plan benefits in preference to the general creditors of the Business, and any amounts paid to the Company (or any rabbi trust established under the Plan) by the Business with respect to the Plan shall remain subject to the claims of the general creditors of the Business to the extent necessary to preserve the unfunded nature of the Plan.

ARTICLE 3

VESTING

Vesting of benefits shall be determined in the same fashion as if employment with the Business were employment with the Company, and the vesting of contributions shall be accelerated to the extent the vesting of similar contributions is accelerated under the RSP with respect to Business Employees; provided, however, that with respect to Company contributions attributable to employment with the Business, the normal vesting schedule applicable to comparable contributions under the Business’ 401(k) plan shall apply and vesting will not be accelerated.

ARTICLE 4

EARNINGS

Credits to a Participant’s Deferral Account and RSP-Related Account with respect to benefits earned while a Business Employee shall be made in accordance with Article 7 of the Plan.

ARTICLE 5

PAYMENT OF BENEFITS

Section 5.1 Normal Time and Form of Payment. The time and form of payment for a Business Employee shall be determined as if employment with the Business were employment with the Company, and a Participant shall not experience a Separation from Service merely on account of employment with the Business instead of the Company, unless otherwise provided by Section 409A. A Participant shall not be treated as commencing a new period of participation in the Plan merely because of employment with the Business instead of the Company, although a Participant who Separates from Service from the Business and subsequently is rehired shall be subject to the normal rules for rehires (as expressly modified by this Schedule E, if applicable to the Participant upon rehire).

Section 5.2 Separation from Service. Once a Participant becomes a Business Employee, the occurrence of a Separation from Service shall be determined by treating the Business (along with any affiliates of the Business treated as a single employer with the Business under Section 414(b) or (c) of the Code, using the 80 percent common ownership standard) as the “service recipient.” (In the event of any future transactions involving the Business or other events which may require alteration of the definition of “service recipient,” the application of the Separation from Service rules shall be adjusted as necessary to continue to comply with Section 409A.) If the Participant subsequently again becomes an Employee of the Company, benefits attributable to the Participant’s reemployment by the Company shall be governed by the Plan’s normal rules regarding Separation from Service, but benefits attributable to periods during and prior to the Participant’s employment as a Business Employee shall continue to be governed by this Section.

Section 5.3 Beneficiaries. A Participant’s designation of a Beneficiary will not be affected merely because the Participant becomes a Business Employee.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Reservation of Rights. The Committee reserves the right to amend or terminate this Schedule or any other part of the Plan at any time, without the approval of any individual (including Business Employees), subject to compliance with Section 409A.

Section 6.2 Scope of Schedule. Nothing in this Schedule gives any Business Employee or any other individual a right to payment of benefits superior to that of any other Participant or Beneficiary under the Plan, or the right to be hired by or remain in the employ of the Company, the Business or any affiliate of either. Nothing in the Plan or this Schedule is intended to create any third-party beneficiary rights under the documents governing the establishment of the Business.

Section 6.3 Construction. The Administrator shall have the right to construe, interpret and administer this Schedule to the same extent as the rest of the Plan, and to decide any claims arising from this Schedule pursuant to the Plan’s normal claims process. This Schedule constitutes part of the Plan and shall at all times be interpreted in a manner compliant with Section 409A.

Dated: 12/16/13	AMERICAN EXPRESS COMPANY

	By:	/s/ David Kasiarz
	Its:	SVP, Global Compensation & Benefits